SHARE REPURCHASE AND VOTING AGREEMENT

This Share Repurchase and Voting Agreement (this “Agreement”) is entered into as of October 13, 2026, by and among Alaunos Therapeutics, Inc., a Delaware corporation (“Parent”), Water Mill Asset Management Corp., a New York corporation (“Water Mill”), Robert W. Postma (“Postma” and, together with Water Mill, the “Postma Holders”), Jaime W. Vieser (“Vieser”) and, solely for purposes of Section 4(d), Velaris Therapeutics, Inc., a Delaware corporation (“Velaris”). Each of (a) the Postma Holders, together, and (b) Vieser is a “Holder”; each of Water Mill, Postma and Vieser is a “Holder Party”; and Postma and Vieser are each the “Holder Director” of his respective Holder.

Concurrently herewith, Parent, Valkyrie Merger Sub I, Inc., Valkyrie Merger Sub II, LLC and Velaris are entering into an Agreement and Plan of Merger (the “Merger Agreement”), and Parent and the Investors are entering into the Securities Purchase Agreement. The Holders own all of the outstanding shares of Parent’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”) and Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred” and, together with the Series A-1 Preferred, the “Existing Preferred”), as set forth on Schedule A. As an inducement to Velaris and the Investors to enter into the Merger Agreement and the Securities Purchase Agreement, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the meanings given in the Merger Agreement. In addition:

“Accreted Value” of a Preferred Share as of any date means the product of (i) $1,000, (ii) for each Dividend Payment Date after its Date of Issuance and on or before such date, (1 + (0.10 × D ÷ 365)), and (iii) (1 + (0.10 × S ÷ 365)), where D is the number of days from (but excluding) the preceding Dividend Payment Date (or the Date of Issuance) through (and including) such Dividend Payment Date, and S is the number of days from (but excluding) the last such Dividend Payment Date (or, if none, the Date of Issuance) through (and including) such date, without rounding any intermediate amount. “Dividend Payment Date” and “Date of Issuance” have the meanings given in the applicable Certificate of Designation. The Accreted Value is intended to equal the Liquidation Value (as so defined) plus accrued and accumulated dividends under Section 4.1 of the applicable Certificate of Designation as if such share had remained outstanding notwithstanding its conversion, and this definition controls for purposes of this Agreement.

“Certificates of Designation” means the Certificates of Designation of the Series A-1 Preferred and the Series A-2 Preferred, filed with the Delaware Secretary of State on April 11, 2025 and June 24, 2025, respectively.

“Conversion Shares” means the shares of Parent Common Stock issued upon conversion of any shares of Existing Preferred held by a Holder.

“Lead Investor” has the meaning given in the Securities Purchase Agreement.

“Lock-Up Agreement” means the lock-up agreement entered into by a Holder Director or Holder Party, as applicable, in connection with the Merger Agreement.

“Preferred Shares” means the shares of Existing Preferred held by a Holder as of the date hereof, as set forth on Schedule A, whether or not subsequently converted.

“Purchased Securities” means a Holder’s Conversion Shares and all shares of Existing Preferred then held by it (including its Unconverted Shares and any shares issued as dividends).

“Stockholder Approval” means the approval of the Preferred Stock Conversion Proposal by the Required Parent Stockholder Vote, and “Approval Date” means the date on which the Stockholder Approval is obtained.

“Subject Shares” means all shares of capital stock of Parent held of record or beneficially by a Holder from time to time.

“Transfer” means any direct or indirect sale, assignment, pledge, hedge, encumbrance or other disposition, or any agreement to do any of the foregoing.

2. Conversion.

(a) Water Mill hereby notifies Parent, pursuant to Section 8.2(d) of the Certificate of Designation of the Series A-1 Preferred, that the Maximum Percentage (as defined therein) applicable to it and its Attribution Parties is increased to 9.99%, effective on the sixty-first day after the date hereof.

(b) No later than the fifth Business Day before the record date for the Parent Stockholders’ Meeting, each Holder shall elect, under Section 8.1(a) of the applicable Certificate of Designation, to convert (i) first, the maximum number of its shares of Series A-1 Preferred that may be converted without exceeding the Maximum Percentage then in effect and (ii) second, all of its shares of Series A-2 Preferred, in each case together with all accrued and unpaid dividends thereon. Parent shall notify the Holders of such record date at least fifteen Business Days in advance. Any Preferred Shares not converted solely as a result of such limitation (“Unconverted Shares”) shall be sold to Parent under Section 3 and may be converted earlier to the extent permitted. Each such conversion is irrevocable.

3. Repurchase.

(a) On the second Business Day after the Approval Date (each, a “Repurchase Closing”), each Holder shall sell to Parent, and Parent shall purchase, all of such Holder’s Purchased Securities, free and clear of all liens (other than under applicable securities Laws), for a cash amount (its “Repurchase Price”) equal to the sum of the Accreted Values of its Preferred Shares as of the Approval Date, each rounded to the nearest cent. Each Repurchase Price is a single aggregate amount for all of the applicable Holder’s Purchased Securities, and the number of Conversion Shares or Unconverted Shares shall not affect it. For the avoidance of doubt, no amount is payable per Conversion Share or Unconverted Share, each Preferred Share (including any share converted in part) shall be counted only once. Schedule A sets forth reference values for convenience; in the event of any conflict, this Agreement controls.

(b) Parent shall pay each Repurchase Price by wire transfer, less any required withholding, against delivery of customary instruments of transfer and an IRS Form W-9. Parent shall deliver its calculation of each Repurchase Price to the Holders and the Lead Investor at least three Business Days before the scheduled date of the Parent Stockholders’ Meeting.

(c) The obligations of Parent and each Holder at such Holder’s Repurchase Closing are subject to (i) the occurrence of the Closing and the Stockholder Approval, (ii) the absence of any Law or Order prohibiting such purchase and (iii) the representations of the other party being true and correct, and the covenants of the other party having been performed, in each case in all material respects. Each Holder’s Repurchase Closing is independent of the other Holder’s.

4. Voting; Transfers; Lock-Up.

(a) Voting. Until the termination of this Agreement as to it, each Holder shall cause all of its Subject Shares to be present and voted at the Parent Stockholders’ Meeting and any other meeting of, or written consent of, Parent’s stockholders (i) in favor of the Parent Stockholder Matters and any adjournment to solicit additional proxies therefor and (ii) against any proposal that would reasonably be expected to impede, delay or adversely affect the Parent Stockholder Matters or the Contemplated Transactions.

(b) Proxy. Each Holder Party irrevocably appoints Parent and the Lead Investor, and their respective designees, as its proxy to vote its Subject Shares as provided in Section 4(a) if it fails to do so. This proxy is coupled with an interest, revokes any inconsistent prior proxy and terminates upon the termination of this Agreement as to such Holder Party’s Holder.

(c) Transfers. Until the termination of this Agreement as to it, no Holder shall Transfer any Subject Shares, or grant any proxy or enter into any voting arrangement inconsistent with this Agreement, other than its conversion of Preferred Shares and sale of Purchased Securities hereunder and Transfers for estate planning purposes to a transferee that agrees in writing to be bound hereby.

(d) Lock-Up. Parent and Velaris agree that (i) the conversions and sales contemplated hereby are permitted under each Lock-Up Agreement and (ii) each Holder’s Lock-Up Agreement shall terminate upon the effectiveness of its Holder Director’s resignation pursuant to the Resignation Letter delivered by him under Section 5.10(b) of the Merger Agreement. If there is any conflict between this Agreement and a Holder’s Lock-Up Agreement, Parent and Velaris agree that the provisions of this Agreement shall control.

(e) Capacity. Each Holder Director signs this Agreement solely in his capacity as a stockholder, and nothing herein limits his actions as a director of Parent.

5. Consents and Waivers. Each Holder, on its own behalf and, to the extent it holds a majority of the outstanding shares of a series of Existing Preferred, as such majority holder under Section 11 of the applicable Certificate of Designation: (a) consents to the Contemplated Transactions and the transactions contemplated hereby; (b) agrees that neither the Merger Agreement nor the Closing constitutes a Change of Control or Deemed Liquidation (each as defined in the Certificates of Designation) and waives any payment under Section 5, and any election under Section 5.1(b) or Section 8.5(b), of either Certificate of Designation in connection with the Contemplated Transactions, such Holder’s sole consideration for its Preferred Shares being its Conversion Shares and Repurchase Price; (c) waives, with respect to the purchases hereunder, the restrictions of Section 4.1 and any dividend under Section 4.2 of each Certificate of Designation; and (d) waives any notice or waiting period under either Certificate of Designation. This Agreement, as executed by Parent and the Holders, constitutes a waiver under Section 11 of each Certificate of Designation.

6. Representations.

(a) Each Holder Party represents, as to itself and its Holder, that (i) it has full power and capacity to enter into and perform this Agreement, which is its valid and binding obligation; (ii) its Holder owns the Subject Shares set forth opposite its name on Schedule A, free and clear of all liens and with sole voting and dispositive power, and will deliver its Purchased Securities free and clear of all liens; (iii) its entry into and performance of this Agreement do not violate any Law or Contract binding on it; and (iv) it is an accredited investor, has had access to all information it considers necessary (acknowledging that Parent, Velaris and the Investors may possess material non-public information) and is relying solely on its own advisors (including as to taxes) and the representations in Section 6(b).

(b) Parent represents that (i) it has the corporate power to enter into and perform this Agreement, which is its valid and binding obligation, and (ii) the Parent Board, including all disinterested directors, has approved this Agreement and the transactions contemplated hereby, including for purposes of Section 144 of the DGCL and Rule 16b-3(e) under the Exchange Act.

7. Termination. This Agreement terminates as to a Holder upon the earliest of (a) its Repurchase Closing, (b) the termination of the Merger Agreement before the Closing, (c) April 13, 2027, if the Stockholder Approval has not then been obtained, and (d) the written agreement of Parent and such Holder with the consent of the Lead Investor; provided, that Sections 4(d), 5 and 8 survive termination under clause (a), and no termination relieves any party of liability for willful breach.

8. Miscellaneous.

(a) This Agreement becomes effective as to each Holder upon execution of the Merger Agreement and execution of this Agreement by Parent and such Holder’s Holder Parties, regardless of whether the other Holder has executed it.

(b) The obligations of each Holder are several and not joint with those of the other Holder (the Postma Holders being jointly and severally liable with each other), and the Holders do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(c) Each Holder Party consents to the disclosure of this Agreement and its holdings in Parent’s filings with the SEC.

(d) This Agreement may be amended or waived only in a writing signed by Parent and each affected Holder and consented to by the Lead Investor. The Lead Investor is an express third-party beneficiary of this Agreement.

(e) Notices shall be given in the manner provided in Section 9.8 of the Merger Agreement, to Parent at its address set forth therein and to each Holder at the address set forth on its signature page, in each case with a copy to the Lead Investor.

(f) Sections 9.4, 9.5, 9.10 and 9.11 of the Merger Agreement apply to this Agreement, mutatis mutandis. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALAUNOS THERAPEUTICS, INC.

By: ______________________________

Name: Holger Weis

Title: Chief Executive Officer

WATER MILL ASSET MANAGEMENT CORP.

By: ______________________________

Name: Robert W. Postma

Title: President/Owner

______________________________

ROBERT W. POSTMA

Address (for the Postma Holders): 141 Mecox Road, PO Box 207, Water Mill, New York 11976

Email: rwpostma1@outlook.com

______________________________

JAIME W. VIESER

Address: 134 Ballantine Rd., Bernardsville, NJ 07924

Email: jwvieser@gmail.com

VELARIS THERAPEUTICS, INC. (solely for purposes of Section 4(d))

By: ______________________________

Name: Michael Henderson

Title: President